Exhibit 99.1

Shore Bancshares, Inc. Appoints New Chief Financial Officer

Easton, MD, 02/20/2013 - Shore Bancshares, Inc. (NASDAQ: SHBI) today announced that George S. Rapp has joined the bank holding company as Vice President and Chief Financial Officer. Effective February 20, 2013, Mr. Rapp will become Chief Financial Officer of the holding company as Susan E. Leaverton transitions to a new primary role as the Chief Financial Officer of its lead subsidiary, The Talbot Bank of Easton, Maryland.

Mr. Rapp, 60, brings to Shore Bancshares extensive financial banking experience from more than 30 years in the industry. Between 1980 and 2005, he held a variety of roles with various financial institutions as Chief Financial Officer, Senior Vice President & Chief Accounting Officer, Chief Operations Officer and Controller.

“We are pleased to have George assume responsibility for the strategy and operations of the holding company’s finance and control functions and are confident he will add considerable value across the organization,” said W. Moorhead Vermilye, chief executive officer. “His knowledge and extensive financial experience will be instrumental as we achieve Shore Bancshares’ long-term growth objectives.”

In his most recent position, Mr. Rapp served as the Chief Financial Officer and one of the four executive founders at World Currency USA in Marlton, NJ where he was responsible for the financial operations, including raising capital to fund the start-up operation. From 2005 to 2010, Mr. Rapp was the Chief Financial Officer at Harleysville National Corporation in Harleysville, PA, where he managed all financial functions including controller, treasury and shareholder relations.

Mr. Rapp received his B.S. in Business Administration and Accounting from St. Joseph’s University, Philadelphia, PA and is a Certified Public Accountant in the Commonwealth of Pennsylvania. Mr. Rapp is also a member of the American Institute and Pennsylvania Institute of Certified Public Accountants, Philadelphia Chapter.

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For further information contact: W. Moorhead Vermilye, Chief Executive Officer, 410-763-7800